AGREEMENT AND PLAN OF MERGER
among
FERTITTA GROUP, INC.,
FERTITTA MERGER CO.,
TILMAN J. FERTITTA
solely for purposes of Section 7.10 and Article X
and
LANDRY’S RESTAURANTS, INC.
Dated as of November 3, 2009

ARTICLE I DEFINITIONS

SECTION 1.01 Definitions.

ARTICLE II THE MERGER

SECTION 2.01 SECTION 2.02 SECTION 2.03 SECTION 2.04 SECTION 2.05 SECTION 2.06	The Merger. Closing. Effective Time. Effect of the Merger. Certificate of Incorporation; Bylaws. Directors and Officers.

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 SECTION 3.02 SECTION 3.03 SECTION 3.04 SECTION 3.05 SECTION 3.06	Conversion of Securities. Surrender of Certificates. Stock Transfer Books. Company Equity Awards. Dissenting Shares. Timing of Equity Rollover.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01
SECTION 4.02
SECTION 4.03
SECTION 4.04
SECTION 4.05
SECTION 4.06
SECTION 4.07
SECTION 4.08
SECTION 4.09
SECTION 4.10
SECTION 4.11
SECTION 4.12
SECTION 4.13
SECTION 4.14
SECTION 4.15
SECTION 4.16
Organization and Qualification; Subsidiaries.
Organizational Documents.
Capitalization.
Authority Relative to this Agreement.
No Conflict; Required Filings and Consents.
Permits; Compliance.
SEC Filings; Financial Statements.
Absence of Litigation.
Employee Benefit Plans.
Labor Matters.
Proxy Statement and Schedule 13E-3.
Taxes
Brokers.
Takeover Statutes.
Financing.
No Additional Representations.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 5.01 SECTION 5.02 SECTION 5.03 SECTION 5.04 SECTION 5.05 SECTION 5.06 SECTION 5.07 SECTION 5.08 SECTION 5.09 SECTION 5.10 SECTION 5.11 SECTION 5.12 SECTION 5.13 SECTION 5.14	Corporate Organization.
Authority Relative to This Agreement.
No Conflict; Required Filings and Consents.
Proxy Statement and Schedule 13E-3.
Absence of Litigation.
Interim Operations of Merger Sub.
Financing.
Brokers.
Ownership and Operations of Merger Sub.
Vote/Approval Required.
Ownership of Shares.
Certain Arrangements.
Gaming Approvals and Licensing Matters.
No Knowledge of Inaccuracies; Access to Information.

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01 SECTION 7.02 SECTION 7.03 SECTION 7.04 SECTION 7.05 SECTION 7.06 SECTION 7.07 SECTION 7.08 SECTION 7.09 SECTION 7.10	Special Meeting; SEC Filings.
Access to Information.
Solicitation.
Directors’ and Officers’ Indemnification.
Regulatory Filings.
Public Announcements.
Advice of Changes.
Financing.
Control of Operations.
Fertitta Voting Agreement.

ARTICLE VIII CONDITIONS TO THE MERGER

SECTION 8.01 SECTION 8.02 SECTION 8.03	Conditions to the Merger. Conditions to the Obligations of Parent and Merger Sub. Conditions to the Obligations of the Company.

ARTICLE IX TERMINATION, AMENDMENT and WAIVER

SECTION 9.01 SECTION 9.02 SECTION 9.03 SECTION 9.04 SECTION 9.05	Termination. Effect of Termination. Fees and Expenses. Amendment. Waiver.

ARTICLE X GENERAL PROVISIONS

SECTION 10.01 SECTION 10.02 SECTION 10.03 SECTION 10.04 SECTION 10.05 SECTION 10.06 SECTION 10.07 SECTION 10.08 SECTION 10.09 SECTION 10.10 SECTION 10.11 SECTION 10.12	Non-Survival of Representations, Warranties and Agreements.
Notices.
Severability.
Entire Agreement; Assignment.
Parties in Interest.
Specific Performance.
Governing Law.
Jurisdiction; Venue.
Waiver of Jury Trial.
Interpretation.
Counterparts.
Fertitta Guarantee.

AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2009 (this “Agreement”), among FERTITTA GROUP, INC., a Delaware corporation (“Parent”), FERTITTA MERGER CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”) solely for purposes of Section 7.10 and Article X hereof, and LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the governing body of Parent, the Board of Directors of Merger Sub and a special committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Board”) and the Board have each determined that it is in the best interests of their respective members or stockholders to consummate the merger (the “Merger”), upon the terms and subject to the conditions of this Agreement, of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and such governing body, the Special Committee and Boards of Directors have approved this Agreement and the Special Committee and the Board have declared its fairness and advisability and have recommended that this Agreement be adopted by the Company’s stockholders;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares (as defined herein), will be converted into the right to receive $14.75 per share in cash, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Equity Commitment Letter (as defined herein) entered into as of the date of this Agreement, Fertitta has agreed to contribute Shares (as defined herein) and cash to Parent immediately prior to the Effective Time in exchange for Equity Interests in Parent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Equity Commitment Letter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having terms and provisions that are substantially similar to those contained in the confidentiality agreements entered into by or on behalf of the Company during the 30-day period prior to the date hereof with Persons having a potential interest in making an Acquisition Proposal.

“Acquisition Proposal” means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective Affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of the Company representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Company to any Person or group (other than Parent or Merger Sub or any of their respective Affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, or (D) transaction or series of related transactions in which any Person or group (other than Parent or Merger Sub or their respective Affiliates) acquires Beneficial Ownership, or the right to acquire Beneficial Ownership, of 15% or more of the outstanding Equity Interests of the Company.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other proceeding (whether civil, criminal, governmental, administrative or private).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” and “Beneficially Own” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Reference Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2008 contained in its Annual Report on Form 10-K, filed with the SEC on March 16, 2009.

“Contract” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, that is legally binding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Financing” means debt financing for the Company in the amounts and on the terms described in Section 7.08 of the Company Disclosure Letter for the purposes set forth in Section 7.08 of the Company Disclosure Letter, or on such terms otherwise satisfactory to Parent and the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Disinterested Director” means a member of the Board who (A) has no direct or indirect interest in Parent, whether as an investor or otherwise, (B) is not a Representative of any Person who has any such interest in Parent and (C) is not otherwise Affiliated with Parent.

“Economic Owner” and “Economically Own” have the same meanings as “Beneficial Owner” and “Beneficially Own,” except that a Person will also be deemed to economically own and to be the economic owner of (i) all shares of Company Common Stock which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Company Common Stock in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Company Common Stock.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means Laws relating to Hazardous Substances, or injury to or pollution or protection of the environment or natural resources, including ambient air, soil, surface waters or ground in effect as of the date hereof.

“Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“Financing” means the Equity Financing and the Debt Financing.

“Gaming Authority” means any Governmental Authority with regulatory Control or jurisdiction over casino or other gaming activities and operations, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the National Indian Gaming Commission.

“Gaming Laws” means, with respect to any Person, any Laws governing or relating to any current or contemplated casino or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” means any United States federal, state, provincial, city, county or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency, instrumentality or commission and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any chemicals, materials or substances, including without limitation, any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides regulated under Environmental Laws or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property” means (A) United States, international, and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending, and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

“Knowledge” means (A) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Letter and (B) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Letter. The term “Known” and other forms of the word “Knowledge” will have correlative meanings.

“Laws” means any foreign, federal, state, city or local statute, law, rule, ordinance, code or regulation, and any rule, interpretation, guidance or directive issued, promulgated or entered into by or with any Governmental Authority.

“Liability” means any liability of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Company Reference Balance Sheet).

“Liquor Laws” means any Laws governing or relating to the sale of liquor.

“Material Adverse Effect” means any event, development, change or circumstance (any such item, an “Effect”) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the financial condition, assets, Liabilities (contingent or otherwise) or business of the Company and its Subsidiaries taken as a whole, except in each case for any Effect resulting from, arising out of or relating to any of the following, either alone or in combination: (A) any change in or interpretations of GAAP or any applicable Law, including Gaming Laws and Liquor Laws; (B) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (C) changes in the industries or markets in which the Company or any of its Subsidiaries operates; (D) any natural disaster or act of God; (E) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (F) the public announcement or pendency of this Agreement or the consummation of the Transactions, including (i) the identity of the acquiror, (ii) any delays or cancellations of orders, Contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities; (G) changes in the share price or trading volume of the Company Common Stock or the failure of the Company to meet its projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of this Agreement; (H) the taking of any action expressly provided by this Agreement or consented to by Parent or Merger Sub; or (I) any action or omission of the Company or any of its Subsidiaries taken by or at the direction of Fertitta and not approved by the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Order” means any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any Contract with, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Parent Material Adverse Effect” means any Effect that, either individually or in the aggregate, prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, Parent or Merger Sub from consummating the Merger or any of the other Transactions.

“Permits” means all franchises, grants, authorizations, licenses, permits, consents, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means:

(A) statutory liens for Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries not yet due and payable or that are being contested in good faith by appropriate proceedings,

(B) mechanics’, materialmen’s or similar statutory liens arising in the Ordinary Course of Business for amounts not yet due or being diligently contested in good faith in appropriate proceedings,

(C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations,

(D) zoning, entitlement and other land use regulations by Governmental Authorities,

(E) easements, survey exceptions, leases, subleases and other occupancy Contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property that do not, in any such case, materially interfere with the actual use of such real property,

(F) encumbrances affecting the interest of the lessor of any Property, and

(G) liens relating to any indebtedness for borrowed money identified on Section 1.01(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, Governmental Authority or other entity.

“Property” means any real property currently owned, leased, operated or managed by the Company or any of its Subsidiaries.

“Relevant Competition Authorities” means the relevant Governmental Authority in each jurisdiction with legal authority to make a decision pursuant to antitrust, competition or similar laws to grant or refuse to consent to any merger or acquisition falling within its jurisdiction and within whose jurisdiction the Transactions actually fall, together with the relevant Governmental Authority in each jurisdiction in which additional mandatory filings pursuant to antitrust, competition or similar laws may be required in connection with the Transactions, by reason of a change in legislation after the date of this Agreement.

“Shares” means the issued shares of Company Common Stock immediately prior to the Effective Time.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the Equity Interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Superior Proposal” means an Acquisition Proposal, except the references therein to “15%” shall be replaced by “50%”, which was not obtained in violation of Section 7.03(b), and which the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith (after consultation with the Company’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes.

The following terms have the respective meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Award Cancellation	§3.04(a)
Award Cancellation Notice	§3.04(b)
Award Payment	§3.04(a)
Board	Recitals
Board Recommendation	§4.04(b)
Book-Entry Shares	§3.02(a)
Certificate of Merger	§2.03
Certificates	§3.02(a)
Change of Board Recommendation	§7.03(e)
Closing	§2.02
Closing Date	§2.02
Company	Preamble
Company Board Approval	§4.04(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV Preamble
Company Financials	§4.07(b)
Company Preferred Stock	§4.03(a)
Company Stock Award	§3.04(a)
Company Stock Award Plans	§3.04(a)
Covered Employees	§7.11(a)
Dissenting Shares	§3.05
Dissenting Stockholder	§3.05
Divestiture	§7.05(c)
DGCL	Recitals
DOJ	§7.05(b)
Effective Time	§2.03
Employees	§4.10(a)
Employment Laws	§4.10(a)
Environmental Permits	§4.06(a)
Equity Commitment Letter	§5.07(a)
Equity Financing	§5.07(a)
ERISA	§4.09(a)
ERISA Affiliate	§4.09(a)
Exchange Act	§3.04(c)
Excluded Party	§7.03(b)
Excluded Shares	§3.01(a)
Expense Reimbursement Amount	§9.02(a)
Fertitta	Preamble
Fertitta Shares	§7.10(b)
FTC	§7.05(b)
GAAP	§4.07(b)
Gaming Approvals	§7.05(e)
Go Shop Period End Date	§7.03(a)
Go Shop Period Termination Fee	§9.03(b)
Guarantee Termination	§10.12(b)
Highly Confident Letter	§4.15(a)
Indemnified Party	§7.04(a)
Interim Period	§6.01(a)
Licensed Persons	§7.05(f)
Majority of the Minority Vote	§7.01(c)
Merger	Recitals
Merger Consideration	§3.01(a)
Merger Sub	Preamble
New Benefit Plans	§7.11(b)
NYSE	§4.05(b)
Obligations	§10.12(a)
Outside Date	§9.01(b)
Parent	Preamble
Parent Disclosure Letter	Article V Preamble
Parent Termination Fee	§9.03(c)
Paying Agent	§3.02(a)
Payment Fund	§3.02(b)
Plan	§4.09(a)
Post Go Shop Termination Fee	§9.03(b)
Preliminary Proxy Statement	§7.01(a)
Proxy Statement	§7.01(a)
Representatives	§7.02(a)
Requisite Stockholder Vote	§4.04(a)
Rights	§4.03(b)
Sarbanes-Oxley Act	§4.07(a)
Schedule 13E-3	§7.01(a)
SEC	§4.05(b)
SEC Reports	§4.07(a)
Securities Act	§4.07(a)
Special Committee	Recitals
Special Meeting	§7.01(c)
Special Meeting Delay	§7.01(c)
Surviving Corporation	§2.01
Takeover Law	§4.04(c)
Tax Returns	§4.12(a)
Terminating Company Breach	§9.01(c)
Terminating Parent Breach	§9.01(d)
Termination Date	§9.01
Termination Fee	§9.03(b)
Transaction Costs	§9.03(a)
Transactions	§4.04(a)
Transfer	§7.10(c)
Voting Debt	§4.03(d)
Voting Agreement Termination	§7.10(a)

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. Upon the terms of this Agreement and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, (A) Merger Sub shall be merged with and into the Company, (B) the separate corporate existence of Merger Sub will cease and (C) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date (the “Closing Date”) to be specified by the parties, which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, Liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation; Bylaws. At the Effective Time,

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit A and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law; and

(b) the parties hereto shall take all actions necessary so that the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

SECTION 2.06 Directors and Officers. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share (other than any Shares to be cancelled pursuant to Section 3.01(b) and any Dissenting Shares (collectively, “Excluded Shares”)) will be cancelled and converted automatically into the right to receive $14.75 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.02, of the Certificate that formerly evidenced such Share or the Book-Entry Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent will be cancelled automatically without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c) Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.02 Surrender of Certificates.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”).

(b) Payment Fund. At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, pursuant to an agreement providing for the matters set forth in this Section 3.02 and such other matters as may be appropriate and the terms of which shall be reasonably acceptable to Parent and the Company, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that, such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase contracts with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason (including losses) the Payment Fund is inadequate to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a), Parent shall promptly deposit or cause to be deposited additional cash with the Paying Agent in an amount sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. Except as contemplated by Section 3.02(e), the Payment Fund will not be used for any other purpose.

(c) Exchange of Certificates. Within five (5) Business Days after the Effective Time, the Surviving Corporation shall cause to be delivered to each (i) record holder, as of the Effective Time, of an outstanding Certificate or (ii) holder, as of the Effective Time, of Book-Entry Shares, a form of letter of transmittal (which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time, and shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the duly executed letter of transmittal, such other documents as may customarily be required by the Paying Agent and, as applicable, any Certificates to the Paying Agent). Upon surrender to the Paying Agent of a Certificate or Book-Entry Share for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any amounts payable in respect of the Certificates or Book-Entry Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the transferred Book-Entry Share is registered if (x) either the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and (y) the Person requesting such payment (1) has paid all transfer and other Taxes required by reason of such transfer or (2) established to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not applicable. Until surrendered for cancellation as contemplated by this Section 3.02(c), each Certificate and each Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or such Book-Entry Share is entitled pursuant to this Article III.

(d) No Further Rights. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(e) Termination of Payment Fund. Six months after the Effective Time, Parent shall cause the Paying Agent to deliver to Parent, upon demand, any portion of the Payment Fund that remains undistributed to the holders of Shares at such time, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and/or Parent for, and the Surviving Corporation and/or Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or other Encumbrance of any Person previously entitled thereto.

(f) No Liability. None of the Paying Agent, Merger Sub, the Company, Parent or the Surviving Corporation shall be liable to any holder of Shares or any other Person for any Merger Consideration (or dividends or distributions with respect thereto), cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other Law.

(g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment or delivery under all applicable Laws, provided that all withheld amounts are timely remitted to the applicable Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

(i) Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, the Company changes (or establishes a record date for changing) the number or class of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the outstanding shares of Company Common Stock, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to the shares evidenced by such Certificates or Book-Entry Shares, except as otherwise provided in this Agreement or by applicable Law. On and after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be cancelled and exchanged for the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04 Company Equity Awards.

(a) Each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Award”) granted under the Company’s 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 1995 Flexible Incentive Plan, 2002 Employee/Rainforest Conversion Plan and 2003 Equity Incentive Plan or granted outside of a formal plan, in each case as amended through the date of this Agreement (collectively, the “Company Stock Award Plans”) shall, except as otherwise provided by the terms of any Company Stock Award Plan, become fully vested, to the extent not already vested, subject to, and conditioned upon, the closing of the Merger and, to the extent outstanding and unexercised at the Effective Time, shall be cancelled at the Effective Time (the “Award Cancellation”) and the holder of each such cancelled Company Stock Award shall be entitled to receive an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the excess, if any, of (1) the Merger Consideration, over (2) the applicable exercise price per share of such cancelled Company Stock Award, and (ii) the aggregate number of shares of Company Common Stock subject to such cancelled Company Stock Award (the “Award Payment”). Except as otherwise expressly provided for in any agreement between the Company and any such holder, the Surviving Corporation shall make, or shall cause the Paying Agent to make (in which case it shall deposit with the Paying Agent an amount in cash equal to the aggregate Award Payments to be paid by the Paying Agent), the Award Payments promptly after the Effective Time, but in no event more than ten (10) Business Days following the Effective Time. Any such Award Payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(b) Prior to the Effective Time, the Company shall, to the extent required by the Company Stock Award Plan, deliver prior written notice (the “Award Cancellation Notice”) to the holders of Company Stock Awards of (i) any right of such holders, arising as a result of the Merger, to exercise the Company Stock Awards prior to the Effective Time and (ii) the Award Cancellation contemplated by Section 3.04(a). The Company shall promptly deliver to Parent, but in no event later than the Effective Time, true and complete copies of the Award Cancellation Notice required to be delivered pursuant to this Section 3.04(b).

(c) Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Stock Awards in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

SECTION 3.05 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.01(b)) that are held by a stockholder (a “Dissenting Stockholder”) who has (a) neither voted in favor of the adoption of this Agreement nor consented thereto in writing, (b) demanded properly in writing appraisal for such Shares and (c) otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), will not be converted into, or represent the right to receive, the Merger Consideration. Each Dissenting Stockholder will be entitled to receive payment of the appraised value of the Dissenting Shares held by it in accordance with the provisions of such Section 262; provided, that if a Dissenting Stockholder fails to perfect, withdraws or loses such Dissenting Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares held by such Dissenting Stockholder will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration, without any interest thereon, in the manner provided in Article III. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, unless otherwise required by applicable Law, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

SECTION 3.06 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and cash to Parent pursuant to the Equity Commitment Letter will be deemed to occur immediately prior to the Effective Time and prior to any other event described above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except (i) as otherwise disclosed in the SEC Reports filed or furnished prior to the date of this Agreement, excluding any statements (including in any “risk factor” section thereof) constituting forward-looking statements that identify potential risks, uncertainties or Effects the occurrence of which the Company does not have Knowledge as of the date hereof, or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”):

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(d) The Company does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any Person.

SECTION 4.02 Organizational Documents. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company. Such documents are in full force and effect.

SECTION 4.03 Capitalization.

(a) The authorized Equity Interests of the Company consist of 60,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the date hereof,

(i) 16,142,551 shares of Company Common Stock were issued and outstanding, exclusive of treasury shares, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights,

(ii) 24,059,256 shares of Company Common Stock were held in the treasury of the Company,

(iii) 1,240,078 shares of Company Common Stock were issuable upon exercise of outstanding stock options granted pursuant to the Company Stock Award Plans, and

(iv) no shares of Company Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.03(a), there are no

(i) outstanding Equity Interests in the Company or any of its Subsidiaries or securities exercisable or exchangeable for or convertible into any Equity Interests of the Company or any of its Subsidiaries,

(ii) outstanding options, warrants, rights or Contracts relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interests in the Company or any of its Subsidiaries,

(iii) outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or any of its Equity Interests (collectively, “Rights”) or obligation of the Company or any of its Subsidiaries to issue or sell any such Right, or

(iv) voting trusts, proxies or other Contracts with respect to the voting of any Equity Interests of the Company or any of its Subsidiaries or giving any Person any preemptive rights with respect to any future issuance of securities by the Company or any of its Subsidiaries.

(c) All Equity Interests in each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by the Company and/or a Subsidiary of the Company free and clear of all Encumbrances, other than Permitted Encumbrances. All shares of Company Common Stock subject to issuance under the Company Stock Award Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person (except as required by the terms of any Company Stock Award Plan or necessary for the administration of, or satisfaction of withholding obligations in respect to, Company Stock Awards).

(d) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other Equity Interests of the Company or any of its Subsidiaries) with the stockholders of the Company or any of its Subsidiaries on any matter (“Voting Debt”).

(e) Section 4.03(e) of the Company Disclosure Letter sets forth a true and complete list of each current or former Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries who holds a Company Stock Award under the Company Stock Award Plans as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Awards, the exercise price of such Company Stock Awards, and the expiration date of such Company Stock Awards.

SECTION 4.04 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote (other than Fertitta who abstained) at a meeting duly called and held (the “Company Board Approval”), has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, Fertitta and their respective Affiliates), (ii) approved this Agreement and the Transactions and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Board Recommendation”) and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with this Agreement.

(c) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Law”) is applicable to the Transactions. The adoption of this Agreement by the Requisite Stockholder Vote is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement or approve the Transactions under the DGCL and the Company’s organizational documents.

(d) The Special Committee has received the opinion of Moelis & Company LLC, dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not,

(i) conflict with or violate the organizational documents of the Company or any of its Subsidiaries,

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or

(iii) require the consent of any Person under, or result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, consents, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) any filings with the Securities and Exchange Commission (the “SEC”) required under the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”);

(iv) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(v) any notices, filings, Permits or consents as may be required under applicable state securities, takeover and blue sky laws;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws, none of which notices, filings, Permits or consents (except for those that are not material) are required prior to the Effective Time; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06 Permits; Compliance.

(a) Each of the Company and its Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including Permits required under applicable Gaming Laws and Liquor Laws and under applicable Environmental Laws (the “Environmental Permits”), except where failure to be in possession of such Permits would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are, and have been, in compliance with the terms and conditions of such Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in violation of any Law (including any Gaming Law or Liquor Law), except for such violations that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Each of the Company and its applicable Subsidiaries has timely filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the SEC since January 1, 2009 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference and any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing or, if applicable, as of the time of its most recent amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading , except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Company Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

SECTION 4.08 Absence of Litigation. There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that would, if adversely determined against the Company or any of its Subsidiaries, reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is subject to any Order that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.09 Employee Benefit Plans.

(a) Except as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement, Section 4.09(a) of the Company Disclosure Letter lists each Plan maintained by the Company or any ERISA Affiliate. For purposes hereof, the term “Plan” shall mean, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b) or (c) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements and (v) any material employment, change of control, retention or executive compensation or severance agreements, written or otherwise; provided that, with regard to each of items (i), (ii), (iii), (iv) and (v) above, material unsatisfied obligations of the Company or any ERISA Affiliate remain for the benefit of, or relating to, any present or former Employee, consultant or director of the Company.

(b) Each Plan, excluding any Plan that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, has been administered in accordance with its terms and in compliance with the requirements prescribed by all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have a Material Adverse Effect. No Action has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, other than routine claims for benefits, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as provided in this Agreement, as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions (and either alone or in conjunction with any other event) will not (i) entitle any current or former Employee, director or consultant of the Company or any of its ERISA Affiliates to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any Employee or director of the Company or any of its ERISA Affiliates, or (iii) increase the amount of compensation due any Employee, director or consultant.

SECTION 4.10 Labor Matters.

(a) There has not been within the past two (2) years, nor is there pending or, to the Company’s Knowledge, threatened (i) any strike, slowdown, picketing or work stoppage by or with respect to any employees of the Company or any of its Subsidiaries (collectively, “Employees”), or (ii) any Action against the Company or any of its Subsidiaries relating to a violation or alleged violation of any Law relating to or establishing standards of conduct with respect to labor relations or employment matters (collectively, “Employment Laws”), including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority or in any grievance or arbitration process, in each case, that would reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries are employing all of their Employees in compliance with all applicable Laws relating to employment and employment practices, including all applicable Laws related to employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, discrimination, human rights, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act, except, in each case, where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11 Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their Representatives or Affiliates (other than the Company and its Subsidiaries) in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The portions of the Proxy Statement and Schedule 13E-3 relating to the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates (other than Parent, Merger Sub and Fertitta) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 4.12 Taxes Except as would not reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by them (collectively, “Tax Returns”) taking into account applicable extensions, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established;

(b) as of the date hereof, neither the Company nor any of its Subsidiaries is being audited by any foreign, federal or state taxing authority or, to the Knowledge of the Company, has been notified in writing by any foreign, federal or state taxing authority that any such audit is pending; and

(c) there are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

SECTION 4.13 Brokers. Except for Moelis & Company LLC, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by the Special Committee on behalf of the Company.

SECTION 4.14 Takeover Statutes. The approval by the Board of this Agreement, the Merger and the other Transactions constitutes approval of this Agreement, the Merger and the other Transactions for purposes of Section 203 of the DGCL.

SECTION 4.15 Financing.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, accurate and complete copy of a letter from Jefferies & Company, Inc. (the “Highly Confident Letter”) indicating that it is highly confident of its ability to arrange, subject to the conditions set forth therein, debt financing for the Company as indicated therein.

(b) As of the date of this Agreement, (i) the Highly Confident Letter has not been amended, supplemented or modified, in any respect, and (ii) the Highly Confident Letter has not been withdrawn, terminated or rescinded, in any respect. The Highly Confident Letter, in the form so delivered, is in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company under any term or condition of the Highly Confident Letter. To the Company’s Knowledge, there is no fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (x) result in any of the conditions in the Highly Confident Letter not being satisfied, (y) cause the Highly Confident Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Highly Confident Letter not being available by the Outside Date. The Company has fully paid any and all commitment fees or other fees required by the Highly Confident Letter to be paid on or before the date of this Agreement, if any.

SECTION 4.16 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”):

SECTION 5.01 Corporate Organization.

(a) Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the state of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

(d) The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of incorporation or bylaws or other organizational or governing documents of either Parent or Merger Sub,

(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and notifications described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or

(iii) require the consent of any Person under, or result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, consents, violations, breaches or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) any filings with the SEC required under the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) any filings required under the rules and regulations of the NYSE;

(iv) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(v) any notices, filings, Permits or consents as may be required under applicable state securities, takeover and blue sky laws;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws, none of which notices, filings, Permits or consents (except for those that are not material) are required prior to the Effective Time; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.04 Proxy Statement and Schedule 13E-3. None of the information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its Subsidiaries) for inclusion in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by the Company or any of its Representatives or Affiliates (other than Parent, Merger Sub and Fertitta) in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The portions of the Proxy Statement and Schedule 13E-3 relating to Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its Subsidiaries) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 5.05 Absence of Litigation. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub or any property or asset of Parent or Merger Sub and (b) neither Parent, Merger Sub nor any of their properties or assets is subject to any Order.

SECTION 5.06 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than incident to its formation and in connection with this Agreement and the Transactions.

SECTION 5.07 Financing.

(a) Section 5.07(a) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter (the “Equity Commitment Letter”), dated as of the date of this Agreement, by and between Fertitta and Parent (and under which the Company is a named third party beneficiary), pursuant to which Fertitta has committed to contribute to Parent, immediately prior to the Effective Time, that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and cash set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing”). The Shares set forth in the Equity Commitment Letter are owned by Fertitta free and clear of all Encumbrances.

(b) As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended, supplemented or modified, in any respect, and (ii) the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, in any respect. The Equity Commitment Letter, in the form so delivered, is (x) in full force and effect as of the date hereof and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable. There are no conditions precedent or other contingencies related to the commitment contained in the Equity Commitment Letter, other than as set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub or Fertitta under any term or condition of the Equity Commitment Letter. To Parent’s Knowledge, there is no fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (x) result in any of the conditions in the Equity Commitment Letter not being satisfied, (y) cause the Equity Commitment Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Equity Commitment Letter not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement, if any. Subject to the terms and conditions of each of the Equity Commitment Letter and this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter, including the cash and Shares to be contributed by Fertitta to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions.

SECTION 5.08 Brokers. Except for Jefferies & Company, Inc. and its Affiliates, the fees of which, as they relate to the Merger only, will be borne by Parent or an Affiliate thereof (other than the Company), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.09 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding voting securities of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding voting securities of Parent are, and at the Effective Time will be, owned by Fertitta. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in connection with this Agreement and the Transactions.

SECTION 5.10 Vote/Approval Required. No vote or consent of the holders of any class or series of Equity Interests in Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub, which will occur prior to the Effective Time, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Transactions, including this Agreement. None of Parent, Merger Sub or Fertitta has entered into or granted any voting trusts, stockholders’ agreements, proxies or other similar instruments with respect to any voting securities of Parent or Merger Sub.

SECTION 5.11 Ownership of Shares. As of the date hereof, neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise. Immediately prior to the Effective Time, Parent or Merger Sub will only own those Shares subject to the Equity Commitment Letter.

SECTION 5.12 Certain Arrangements. Other than the Equity Commitment Letter, there are no Contracts between Parent, Merger Sub, Fertitta or any of their respective Affiliates (not including the Company and its Subsidiaries), on the one hand, and Fertitta or any of his Affiliates (not including the Company and its Subsidiaries) or any executive officer or director of the Company, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 5.13 Gaming Approvals and Licensing Matters. None of Parent, Merger Sub or Fertitta has ever been denied a gaming license, approval or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.

SECTION 5.14 No Knowledge of Inaccuracies; Access to Information.

(a) As of the date hereof, Parent does not have any Knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

(b) Parent and Merger Sub each acknowledge and agree that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with management of the Company, (ii) has had reasonable access to the books and records of the Company and its Subsidiaries, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed. No such discussions, access, questions or investigation shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date (the “Interim Period”), except (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as otherwise permitted by this Agreement (including, without limitation, as permitted by the Debt Financing) or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall (i) not cause any of the Company or its Subsidiaries to conduct its business other than, in all material respects, in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and each of its Subsidiaries, to keep available the services of the current officers, Employees and consultants of the Company and each of its Subsidiaries, and to preserve, in all material respects, the current relationships of the Company and each of its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company and each of its Subsidiaries have business relations; provided, however, that any action taken or omitted to be taken by or at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(a) shall not be deemed to constitute such a breach.

(b) Without limiting the foregoing, except (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as otherwise permitted by this Agreement (including, without limitation, as permitted by the Debt Financing) or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall not, and shall cause the Company and each of the Company’s Subsidiaries to not, other than in the Ordinary Course of Business, during the Interim Period, directly or indirectly:

(i) revoke or change any material Tax election; change in any material respect any method of Tax accounting; settle or compromise any material Liability for Taxes; fail to timely file any material Tax Return that is due; file any material amended Tax Return or material claim for refund; surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case except as required by GAAP or applicable Law;

(ii) make any material change in the accounting principles used by it unless required by a change in GAAP, applicable Law or any Governmental Authority;

(iii) except for short-term borrowings incurred under its existing credit facility or other indebtedness not in excess of $1,500,000 in the aggregate, incur or guarantee indebtedness for borrowed money or commit to borrow money;

(iv) make any capital expenditure in excess of $1,500,000 in the aggregate, except for capital expenditures approved prior to the date hereof as part of the Company’s capital expenditures budget for the year ending December 31, 2009;

(v) except as set forth in Section 7.03, sell, lease, license, dispose or effect an Encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets;

(vi) make any material change in any compensation arrangement or Contract with any present or former Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries or establish, terminate or materially amend any Plan or increase benefits (including acceleration of benefits under Plans other than the Company Stock Award Plans) under any Plan, or grant any Company Stock Awards or other awards under any Company Stock Award Plan, in each case other than (A) required pursuant to the terms of any Plan or Contract as in effect on the date of this Agreement or (B) required by Law;

(vii) declare, set aside or pay any dividend or make any other distribution with respect to Equity Interests of the Company or any of its Subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

(viii) effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

(ix) (A) issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an Encumbrance on any Equity Interests, or any options, warrants, securities exercisable, exchangeable or convertible into any Equity Interest or any Right or Voting Debt other than the issuance of Shares upon the exercise of Company Stock Awards outstanding as of the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Interests (except as required by the terms of any Company Stock Award Plan or necessary for the administration of, or satisfaction of withholding obligations in respect to, Company Stock Awards) or (C) split, combine, subdivide or reclassify any Equity Interests;

(x) enter into any material Contract providing for the sale or license of Intellectual Property owned by the Company or any of its Subsidiaries;

(xi) license, lease, acquire, sublease, grant any Encumbrance affecting and/or transfer any material interest in any Property, or enter into any amendment, extension or termination of any leasehold interest in any Property;

(xii) make any acquisition of, capital contributions to, or investment in, assets or stock of any Person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

(xiii) except as otherwise expressly permitted by Section 7.03, merge or consolidate with any Person;

(xiv) enter into, terminate or materially amend any Contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, or that would be required to be so listed or filed had such Contract been entered into prior to the date hereof;

(xv) enter into or materially modify any commitment with any Person with respect to potential gaming activities in any jurisdiction;

(xvi) except consistent with the Gaming Laws (including Regulation 6 of the Nevada State Gaming Commission), change any policy regarding the issuance of credit instruments at any of its gaming operations;

(xvii) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the Debt Financing;

(xviii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(xix) satisfy, discharge, waive or settle any material Liabilities;

(xx) amend the Company’s or any of its Subsidiaries’ organizational or governing documents; or

(xxi) enter into any Contract to do any of the actions prohibited by this Section 6.01(b);

provided, however, that any action taken or omitted to be taken by or at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(b) shall not be deemed to constitute such a breach.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Special Meeting; SEC Filings.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law: (i) prepare and file, within ten (10) days after the date hereof, with the SEC a preliminary proxy statement (including any amendments or supplements thereto, the “Preliminary Proxy Statement”) relating to the Transactions and this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement (including any amendments or supplements thereto, the “Proxy Statement”) to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company or any of its Subsidiaries without prior consultation with Parent and its counsel. In connection with the filing of the Preliminary Proxy Statement and the Proxy Statement, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) relating to the Transactions and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) use commercially reasonable efforts to have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Special Meeting; provided, however, that no amendments or supplements to the Schedule 13E-3 will be made by Parent without prior consultation with the Special Committee if then in existence or otherwise the Disinterested Directors.

(b) The Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company, any of its Subsidiaries or any of their respective Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit, or cause to be transmitted, any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Special Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall promptly transmit such amendment or supplement to its stockholders.

(c) The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and, unless this Agreement has been terminated, hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Merger, including adjourning such meeting for up to ten (10) Business Days to obtain such approval provided, however, that the Company shall be permitted to cancel, delay or postpone convening the Special Meeting to the extent the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, after consultation with outside legal counsel, determines that such cancellation, delay or postponement is consistent with its fiduciary duties under applicable Law (any such cancellation, delay or postponement being hereinafter referred to as a “Special Meeting Delay”). Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the stockholders of the Company, including the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock not owned by Parent, Merger Sub, Fertitta or any of their respective Affiliates (other than the Company and its Subsidiaries) (the “Majority of the Minority Vote”) and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board. Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.

SECTION 7.02 Access to Information.

(a) During the Interim Period, and in compliance with applicable Laws, each of the Company and its Subsidiaries shall, and shall cause each of its respective officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) to afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order, (ii) would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by the Company or any of its Subsidiaries or (iii) would cause the Company or any of its Subsidiaries to violate the terms or result in the breach of any material Contract.

(b) No investigation pursuant to this Section 7.02 or otherwise shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

SECTION 7.03 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the later of (x) 11:59 p.m., New York City time, on December 17, 2009 and (y) the consummation of the Debt Financing (the “Go Shop Period End Date”), the Company may, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Board and the Company with respect to any action permitted or contemplated by this Section 7.03): (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non public information to any Person pursuant to one or more Acceptable Confidentiality Agreements; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

(b) Subject to Section 7.03(c), from the Go Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall use reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any substantive discussions or negotiations with respect thereto or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions or resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may continue to take any of the actions described in the immediately preceding clause (i) from and after the Go Shop Period End Date with respect to any Person that has made an Acquisition Proposal prior to the Go Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go Shop Period End Date regarding an Acquisition Proposal to the extent that the Company satisfies the requirements of Section 7.03(c)(ii) on the Go Shop Period End Date with respect to such Acquisition Proposal (each such Person, an “Excluded Party”). Notwithstanding anything contained in this Section 7.03 to the contrary, an Excluded Party will no longer be an Excluded Party for all purposes under this Agreement immediately at such time as (x) the Acquisition Proposal made by such Excluded Party is withdrawn, is terminated, expires or such Excluded Party fails to satisfy the requirements of Section 7.03(c) or (y) such discussions or negotiations have been terminated. The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent promptly when an Excluded Party ceases to be an Excluded Party. At the Go Shop Period End Date, other than with respect to Excluded Parties (or with respect to any Excluded Party, at such subsequent date that such Excluded Party ceases to be an Excluded Party), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company or any of its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to any such Person on behalf of the Company

(c) Notwithstanding anything to the contrary contained in Section 7.03(b), and in addition to the Company’s right under Section 7.03(a), if at any time prior to obtaining the Requisite Stockholder Vote, including the Majority of the Minority Vote, (i) the Company receives a written Acquisition Proposal from a third party that the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, believes in good faith to be credible and reasonably capable of making a Superior Proposal and (ii) the Company has not intentionally or materially breached this Section 7.03, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such Person without entering into an Acceptable Confidentiality Agreement. Notwithstanding anything to the contrary contained in Section 7.03(b) or this Section 7.03(c), prior to obtaining the Requisite Stockholder Vote, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall be permitted to take the actions described in clauses (A) and (B) immediately above with respect to any Excluded Party until such Excluded Party ceases to qualify as an Excluded Party under Section 7.03(b).

(d) Promptly following the Go Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent, in writing, of the identity of each Excluded Party and shall notify Parent of the material terms and conditions of each written Acquisition Proposal received from any Excluded Party. From and after the Go Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) notify Parent promptly in writing if the Company receives or after it becomes aware that one of its Representatives has received an Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal, to the extent Known, and (ii) keep Parent reasonably apprised and update Parent promptly as to the status and any material developments, discussions and negotiations concerning such Acquisition Proposal. Without limiting the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall inform Parent in writing promptly in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 7.03.

(e) Neither the Board nor any committee thereof, including the Special Committee, if then in existence, shall directly or indirectly withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger or any of the other Transactions (a “Change of Board Recommendation”). Notwithstanding the immediately foregoing sentence, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may, at any time prior to obtaining the Requisite Stockholder Vote, including the Majority of the Minority Vote, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (i) cause the Company to terminate this Agreement pursuant to Section 9.01(d)(ii), (ii) cause the Company to enter into a definitive agreement with respect to a Superior Proposal and concurrently terminate this Agreement pursuant to Section 9.01(d)(ii) and/or (iii) withdraw or modify the Board Recommendation in a manner adverse to Parent; provided, however, that, in the case of clauses (i) and (ii) above, the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company pays to Parent the Termination Fee payable pursuant to Section 9.03.

(f) Subject to this Section 7.03, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party (including each Acceptable Confidentiality Agreement) that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however¸ that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that such action is advisable.

(g) Nothing contained in this Section 7.03 or elsewhere in this Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) otherwise making any disclosure to its stockholders if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure so to disclose could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law or that such disclosure is necessary to comply with obligations under federal securities Laws or the rules and regulations of the New York Stock Exchange.

(h) Nothing contained in this Section 7.03 prohibits the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.03.

(i) Neither Parent, Merger Sub nor any of their Affiliates (other than the Company and its Subsidiaries) shall take any action with the purpose of discouraging in any material way or preventing any Person from making a competing Acquisition Proposal.

SECTION 7.04 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable Law each present and former director and officer of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Action or investigation arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the Effective Time, including the Transactions and any acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company. If any such Action or investigation occurs, Parent or the Surviving Corporation shall advance to each Indemnified Party the expenses it incurs in the defense of any such Action or investigation within ten (10) Business Days of Parent or the Surviving Corporation receiving from such Indemnified Party a written request therefor; provided that (i) any such advancement of expenses will be only to the fullest extent permitted under applicable Law and (ii) such Indemnified Party provides an undertaking to repay such advances to Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company, each as amended, as of the date hereof, unless any modification thereof is required by Law and then Parent shall cause the Surviving Corporation to make such modification only to the minimum extent required by such Law, which provisions may not be amended, repealed or otherwise modified, except as provided in this Section 7.04(b), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company.

(c) The Company shall purchase at or prior to the Effective Time, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the immediately preceding sentence, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 150% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 150% of the aggregate annual amount currently paid by the Company for such coverage.

(d) The parties hereto intend that the provisions of this Section 7.04 be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Action.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall make, or cause to be made, the proper provisions so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.04.

SECTION 7.05 Regulatory Filings.

(a) From the date hereof through the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws in order to obtain the expiration or termination of the applicable waiting periods under the competition Laws of any Relevant Competition Authority required for the consummation of the Transactions, including the payment when due of all filing fees associated with any notifications, reports or other filings required by any Relevant Competition Authority (except as otherwise provided in Section 9.03), and to effect all necessary filings, consents, waivers, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws. From the date hereof through the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws required for the consummation of the Transactions, and to effect all necessary filings, consents, waivers, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws.

(b) To the extent permissible under applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, in connection with the efforts referenced in this Section 7.05 to obtain all requisite approvals, clearances and authorizations for the Transactions under the competition Laws of any Relevant Competition Authority, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Relevant Competition Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Relevant Competition Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Relevant Competition Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Relevant Competition Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto, and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Relevant Competition Authority.

(c) Without limiting the generality of the provisions of this Section 7.05, (i) each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to provide or cause to be provided promptly to any Relevant Competition Authority information and documents requested by any Relevant Competition Authority or necessary, proper or advisable to permit consummation of the Transactions; (ii) each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to file any notification and report form and related material required under the HSR Act as soon as practicable after the date hereof; (iii) Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the Transactions by any Relevant Competition Authority before the Outside Date, including, without limitation, using commercially reasonable efforts to (A) sell or otherwise dispose of specific assets or categories of assets or businesses or any of Parent’s or Merger Sub’s other assets or businesses now owned or hereafter acquired by Parent or Merger Sub; (B) terminate any existing relationships and contractual rights and obligations; and (C) amend or terminate such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements (and, in each case, enter into agreements with the Relevant Competition Authority giving effect thereto) (any of the foregoing actions, a “Divestiture”); and (iv) Parent and Merger Sub shall use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Transactions, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation by the Outside Date.

(d) To assist Parent and Merger Sub in complying with their obligations set forth in Section 7.05(c), the Company shall, and shall cause its Affiliates to, enter into one or more agreements reasonably requested by Parent or Merger Sub to be entered into by any of them prior to the Closing with respect to any Divestiture, provided, however, that (i) such agreement shall relate solely to the Transactions, (ii) the effectiveness of such agreement shall be conditioned on the occurrence of the Closing, (iii) all rights and obligations of the Company and its Affiliates pursuant thereto shall be assumed by Parent or the Surviving Corporation effective at the Effective Time and (iv) Parent and Merger Sub shall indemnify for and hold the Company and its Affiliates harmless from all Liabilities arising from or relating to any such agreement, it being the intent of the parties that the Company and its Affiliates, on the one hand, and Parent and Merger Sub, on the other hand, shall be treated as if the Divestiture was effected for the account of Parent and Merger Sub and their Affiliates. The Company agrees that, except for any agreement referred to in the immediately preceding sentence, it shall not, nor shall it permit any of its Affiliates to, enter into any agreement with respect to any Divestiture relating to the Transactions. Each party shall consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Relevant Competition Authority with respect to the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in Section 7.05(a), Parent and Merger Sub each shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to: (i) obtain as promptly as practicable after the date hereof all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the Transactions (collectively, “Gaming Approvals”); (ii) avoid any action or proceeding by any Gaming Authority challenging the consummation of the Transactions; (iii) make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to this Agreement and the Transactions, as required to permit the parties hereto to consummate the Transactions under the Gaming Laws; (iv) schedule and attend any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) comply with the terms and conditions of any and all of the foregoing necessary to obtain the Gaming Approvals. Parent and Merger Sub shall each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the Transactions by any Gaming Authority before the Outside Date, including, without limitation, using commercially reasonable efforts to engage in Divestitures.  Parent and Merger Sub shall use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Transactions, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation by the Outside Date.

(f) Parent and Merger Sub shall cause all of their Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the Transactions (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities required to permit the parties hereto to consummate the Transactions. Parent shall, and shall cause its Representatives and Affiliates to, use commercially reasonable efforts to: (i) file or cause to be filed, as promptly as practicable after the date hereof, (A) all required initial applications and documents in respect of officers and directors of Parent, Affiliates of Parent or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining Gaming Approvals and (B) all other required applications and documents in connection with obtaining Gaming Approvals; (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings; (iii) act diligently and promptly to pursue the Gaming Approvals; (iv) cooperate with the Company in connection with making all filings referenced in this Section 7.05(f); and (v) keep the Special Committee reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Special Committee upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be delayed materially. For purposes of this Section 7.05(f), references to Affiliates of Parent and/or Merger Sub shall not be deemed to include the Company and its Subsidiaries.

(g) Except as otherwise permitted by this Agreement, none of Parent, Merger Sub or the Company shall take or agree to take any action, including entering into any Contracts with respect to any acquisitions, mergers, consolidations or business combinations, that would reasonably be expected to adversely affect the ability of the parties to obtain an early termination of any applicable waiting period under the HSR Act or any consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions or otherwise to prevent, materially delay or materially impair the ability of the parties to consummate the Transactions.

SECTION 7.06 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (in the case of the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors), which consent shall not be unreasonably withheld, conditioned or delayed, except any such release or announcement that may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.06 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any action taken pursuant to, Section 7.03.

SECTION 7.07 Advice of Changes. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority or any Gaming Authority in connection with the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other Transactions, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of any of those conditions being materially delayed; provided, however, that the giving of any notice pursuant to this Section 7.07 will not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided, further, that the failure to give prompt notice hereunder pursuant to this Section 7.07 will not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact, circumstance or event not so notified would standing alone constitute such a failure.

SECTION 7.08 Debt Financing. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing as promptly as practicable but in any event on or before the Closing Date, including using its commercially reasonable efforts to (x) negotiate definitive agreements with respect to the Debt Financing, and (y) satisfy on a timely basis all conditions applicable to the Company or any of its Subsidiaries in such definitive agreements that are within their Control. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to comply, and to cause its applicable Subsidiaries to comply, in all material respects with the terms of the definitive agreements with respect to the Debt Financing and any related commitment, fee and engagement letters, if any, entered into with respect thereto. The Company shall (i) furnish to Parent complete, correct and executed copies of the definitive agreements with respect to the Debt Financing promptly upon their execution and (ii) otherwise keep Parent reasonably informed of the status of the Company’s efforts to arrange the Debt Financing, including providing to Parent copies of definitive agreements with respect to the Debt Financing in substantially final form following the negotiation thereof. Parent may not terminate this Agreement for, or otherwise claim, a breach of the Company’s obligations under this Section 7.08.

SECTION 7.09 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties agree and acknowledge that (a) nothing contained in this Agreement shall give Parent, directly or indirectly (other than Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company), the right to Control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its operations, including through Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company.

SECTION 7.10 Fertitta Voting Agreement.

(a) Voting of Fertitta Shares. Fertitta covenants and agrees that until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Voting Agreement Termination”), at the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, all of the Fertitta Shares then owned beneficially or of record by him and his Affiliates, as of the record date for such meeting or consent, in favor of the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time. For purposes of this Section 7.10, the Company and its Subsidiaries shall not be deemed to be Affiliates of Fertitta.

(b) Representations and Warranties of Fertitta. Fertitta, in his individual capacity and solely with respect to this Section 7.10 and Section 10.12, hereby represents and warrants to the Company that, as of the date hereof and at all times until the Voting Agreement Termination, except as otherwise permitted by Section 7.10(c):

(i) the execution, delivery and performance of this Agreement by Fertitta have been duly authorized by all necessary action and this Section 7.10 and Section 10.12 constitute legal, valid and binding obligations of Fertitta enforceable against Fertitta in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii) the execution and delivery of this Agreement by Fertitta does not, and Fertitta’s performance of his obligations hereunder will not, (A) conflict with or violate any Law applicable to Fertitta or by which any property or asset of Fertitta is bound, (B) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which Fertitta is a party or by which Fertitta or any property or asset of Fertitta is bound or (C) require any Permit of, or filing with, or notification to, any Governmental Authority by Fertitta;

(iii) as of the date hereof, Fertitta and his Affiliates are the Economic Owners of the shares of Company Common Stock as are accurately and completely set forth (including, without limitation, as to the form of ownership) on Section 7.10(b)(iii) of the Parent Disclosure Letter, and none of Fertitta or any of his Affiliates Economically Own any other securities of the Company (such shares of Company Common Stock and any other voting or Equity Interests of the Company hereafter acquired by Fertitta or his Affiliates prior to the Voting Agreement Termination in accordance with Section 7.10(e) being referred to herein collectively as the “Fertitta Shares”);

(iv) Fertitta has the full and sole power to vote or direct the voting of the Fertitta Shares;

(v) the Fertitta Shares are not subject to any voting trust, proxy or similar instrument with respect to the voting thereof;

(vi) Fertitta has copies of this Agreement, is familiar with its terms and conditions and agrees to be bound solely by this Section 7.10 and Section 10.12; and

(vii) Fertitta, as of the date hereof and as of the Closing, has sufficient funds to pay the Obligations and any expenses incurred by him or his Affiliates or agents in connection with the Transactions.

(c) Transfer of Fertitta Shares. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that, except as otherwise contemplated by this Agreement (including the Equity Commitment Letter), neither he nor any of his Affiliates will directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Fertitta Shares to a third party, (ii) deposit any of the Fertitta Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Fertitta Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.10, (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Fertitta Shares to a third party, (iv) enter into any hedging transactions, borrowed or loaned shares, swaps or other derivative security, Contract or instruction in any way related to the price of any Equity Interests of the Company or (v) take any action that would make any representation or warranty of Fertitta contained in this Section 7.10 untrue or incorrect or have the effect of preventing, materially delaying or materially impairing Fertitta from performing his obligations under this Section 7.10. Notwithstanding anything to the contrary contained in the foregoing, Fertitta shall be permitted to Transfer Fertitta Shares to (i) any of his Affiliates, (ii) any member of his immediate family or (iii) any trust for the benefit of one or more members of his immediate family or Affiliates; provided, that any such transferee covenants and agrees to adhere to and be subject to the provisions of this Section 7.10. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d) Waiver of Appraisal Rights. Fertitta hereby waives, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Fertitta Shares.

(e) Standstill. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that he will not, directly or indirectly, purchase or otherwise acquire any shares of Company Common Stock or Economic Ownership thereof, except pursuant to the exercise of Company Stock Awards outstanding as of the date of this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote and the Majority of the Minority Vote in accordance with the DGCL and the governing documents of the Company.

(b) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that no party to this Agreement may assert that this condition is not satisfied unless, prior to such assertion, such party has used its commercially reasonable efforts to prevent to entry of any such Order.

(d) Financing. The Financing shall have been consummated.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Parent where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.14(a) was inaccurate as of the date hereof, unless the matters resulting in the inaccuracy of such representation as of the date hereof would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by any executive officer of the Company or any member of the Special Committee, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

SECTION 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by any executive officer of Parent, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger (the date of any such termination, the “Termination Date”) as follows:

(a) By mutual written consent of each of Parent, Merger Sub and the Company duly authorized (i) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (ii) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors;

(b) By either Parent, Merger Sub or the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, by written notice, if:

(i) the Effective Time shall not have occurred on or before May 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or applicable Law that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered or (B) that did not use reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable; or

(iii) the Special Meeting (including any adjournment thereof) shall have concluded and the Requisite Stockholder Vote and the Majority of the Minority Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, in the case of Parent, Fertitta’s obligations under Section 7.10) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Vote or the Majority of the Minority Vote, as the case may be;

(c) By written notice of Parent or Merger Sub if:

(i) any of the following actions or events occur and whether or not they are permitted by the terms hereof: (A) a Change of Board Recommendation; (B) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) recommends to the stockholders of the Company an Acquisition Proposal or resolves or publicly proposes to do so or enters into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; or (C) the Company has intentionally or materially breached any of its obligations under Section 7.03; provided, however, that neither Parent nor Merger Sub may terminate this Agreement pursuant to subsections (A) or (B) (in the case of (B), other than if the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) enters into a Contract accepting an Acquisition Proposal) if the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, duly calls, gives notice of, convenes and holds the Special Meeting notwithstanding the occurrence of the events in subsections (A) or (B); or

(ii) there has been a breach by the Company (other than a breach caused by any action taken or omitted to be taken by or at the direction of Fertitta) of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) (a “Terminating Company Breach”); provided, that (A) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Fertitta’s obligations under Section 7.10 and Section 10.12) or any of its representations and warranties (including the representations in Section 5.14(a) and Section 7.10) under this Agreement, (B) Parent has delivered written notice to the Company of such Terminating Company Breach and (C) if such Terminating Company Breach is capable of being cured by the Company within thirty days after the delivery of such notice, Parent may not terminate this Agreement under this Section 9.01(c)(ii) until the earlier of the expiration of such thirty-day period and the Outside Date;

(d) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors:

(i) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) (a “Terminating Parent Breach”); provided, that (A) the Company is not in material breach of any of its obligations or any of its representations and warranties under this Agreement, (B) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, has delivered written notice to Parent of such Terminating Parent Breach and (C) if such Terminating Parent Breach is capable of being cured by Parent within thirty days after the delivery of such notice, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may not terminate this Agreement under this Section 9.01(d)(i) until the earlier of the expiration of such thirty-day period and the Outside Date; or

(ii) in accordance with Section 7.03(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.01(d)(ii) (A) if the Company has materially breached any of its obligations under Section 7.03 and (B) unless the Company concurrently pays the Termination Fee pursuant to Section 9.03(b);

(e) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors if the Closing has not occurred within two (2) Business Days following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than (i) the condition set forth in Section 8.01(d) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 8.01(d) to be satisfied; provided, however, that the Company may not exercise such right of termination until the date that is fifteen (15) days following the date of the Special Meeting.

SECTION 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, employees, agents or Representatives of any of them, and all rights and obligations of each party hereto shall cease, except

(i) in the case of a termination of this Agreement pursuant to (x) Section 9.01(b)(i) where there has been a Special Meeting Delay or (y) Section 9.01(c)(ii), the Company shall reimburse Parent for its reasonable, documented Transaction Costs, up to a maximum amount of $3,500,000 (the “Expense Reimbursement Amount”), within ten (10) Business Days of receipt of a reasonably detailed accounting of such expenses, and the Company will not have any other Liability hereunder except as provided in clause (ii) below or in Section 9.03; and

(ii) except as otherwise provided in Section 9.03(b) and Section 9.03(c), in the case of a willful breach of any representation, warranty or covenant, the parties hereto acknowledge and agree that the damages suffered or to be suffered by the Company, in the case of a willful breach of this Agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of this Agreement by the Company, shall not be limited and, to the extent proven, may include the benefit of the bargain of the Merger to such party, including the benefit of the bargain lost by the Company’s unaffiliated stockholders, adjusted to account for the time value of money.

(b) Without limiting this Section 9.02, Section 7.06, this Section 9.02, Section 9.03 and Article X shall survive the termination of this Agreement.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, “Transaction Costs” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or any of its Affiliates (provided, that, for purposes of this Section 9.03, the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent, Merger Sub or Fertitta), or incurred on behalf of a party, in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Transactions. Notwithstanding anything contained herein to the contrary (except for Section 9.03(b)), (i) Parent and the Company shall each pay one-half (1/2) of any and all fees related to any filings required pursuant to the HSR Act, and (ii) Parent shall pay any and all fees and expenses related to (x) any filings under any applicable Gaming Laws and Liquor Laws or filings required in connection with any other consents or approvals of Governmental Authorities and (y) any consents or approvals of third parties required in connection with the consummation of the Transactions.

(b) The Company agrees that if this Agreement is terminated:

(i) by Parent or Merger Sub pursuant to Section 9.01(c)(i);

(ii) by the Company pursuant to Section 9.01(d)(ii); or

(iii) (A) (x) pursuant to Section 9.01(b)(i) and, at any time after the date of this Agreement but prior to the Outside Date, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, or (y) pursuant to Section 9.01(c)(ii) and, at any time after the date of this Agreement and prior to the Terminating Company Breach giving rise to the right of Parent or Merger Sub to terminate this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated or (z) pursuant to Section 9.01(b)(iii) and, at any time after the date of this Agreement and prior to the vote of the Company’s stockholders seeking approval of the Merger at the Special Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, and (B) in any of cases (x), (y) and (z), within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal; provided that for the purposes of this Section 9.03(b)(iii) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that the references to “15%” shall be deemed to be references to “80%”;

then the Company shall pay Parent the Termination Fee in immediately available funds (x) within two (2) Business Days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii) and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, the Acquisition Proposal, in the case of clause (iii) (in the case of clause (iii), with a credit for any Expense Reimbursement Amount previously paid pursuant to Section 9.02). “Termination Fee” means $4,800,000 (the “Post Go Shop Termination Fee”); provided, however, that “Termination Fee” shall mean $2,400,000 (the “Go Shop Termination Fee”) if the Acquisition Proposal that results in the action or event that forms the basis for such termination is submitted to the Company or the Special Committee or publicly disclosed or otherwise becomes generally known to the public before the Go Shop Period End Date. In no event shall the Company pay the Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under any of the circumstances set forth in this Section 9.03(b) as a result of which Parent is entitled to receive payment of the Go Shop Termination Fee or the Post Go Shop Termination Fee, as applicable: (i) Parent’s right to receive the Go Shop Termination Fee or the Post Go Shop Termination Fee, as applicable, pursuant to this Section 9.03(b) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives for any loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(b), none of the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)).

(c) Parent agrees that if this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(e), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two (2) Business Days after the Termination Date. “Parent Termination Fee” means $20,000,000. In no event shall Parent pay the Parent Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under the circumstances set forth in this Section 9.03(c) as a result of which the Company is entitled to receive payment of the Parent Termination Fee: (i) the Company’s right to receive the Parent Termination Fee pursuant to this Section 9.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(c), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)). If (x) the condition in Section 8.01(d) is not satisfied as the result of the lenders providing the Debt Financing not being able to make the Debt Financing available on terms that are substantially similar to those specified in Section 7.08 of the Company Disclosure Letter, by reason of the occurrence of (x) an act of God, (ii) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), (iii) the outbreak or escalation of hostilities directly involving the United States or the declaration by the United States of a national emergency or war or an act of terrorism or (iv) an adverse and material change in financial or securities markets or commercial banking conditions in the United States and (y) this Agreement is terminated by the Company pursuant to Section 9.01(e), then no Parent Termination Fee shall be payable to the Company and none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any Liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that Parent may not claim that a breach of the Company’s obligations under Section 7.08 caused the Debt Financing not to be made available.

(d) Each of the parties acknowledges that the agreements contained in Section 9.02(a)(i) and this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. If the Company or Parent, as the case may be, fails to timely pay any amounts due to the other party pursuant to Section 9.02(a)(i) and/or this Section 9.03, then such paying party shall reimburse the other party for all costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.02(a)(i) and/or this Section 9.03.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors; provided, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto, (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may in its sole discretion (x) extend the time for the performance of any obligation or other act of any other party hereto, (y) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (z) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles III and X and Section 7.04 shall survive the Effective Time and those set forth in Sections 7.06, 9.02 and 9.03 and Article X shall survive termination indefinitely.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or Fertitta:
Fertitta Group, Inc. 1510 West Loop South Houston, Texas 77027
Facsimile: (713) 386-7070
Attention:	Tilman J. Fertitta

with a copy to:

Olshan Grundman Frome
Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 451-2222

if to the Company:

Landry’s Restaurants, Inc.
1510 West Loop South
Houston, Texas 77027
Facsimile: (713) 386-7070
Attention: Steven L. Scheinthal, Esq.

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Facsimile: (212) 504-6666
Attention: Dennis J. Block, Esq.

William P. Mills, Esq.

and to:

Haynes and Boone, LLP
1 Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Facsimile: (713) 236-5652
Attention: Arthur S. Berner, Esq.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto, in the case of the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement, together with the exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that, subject to Section 7.04(f), Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.06 Specific Performance.

(a) Subject to Section 10.06(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity including monetary damages (which the parties agree, in the case of a willful breach of a representation, warranty or covenant, may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may include the benefit of the bargain of the Merger to such party, including the benefit of the bargain lost by the Company’s unaffiliated stockholders, adjusted to account for the time value of money).

(b) For the avoidance of doubt, in the event that Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) become operative, any Expense Reimbursement Amount, Go Shop Termination Fee, Post Go Shop Termination Fee or Parent Termination Fee, as the case may be, paid in accordance with Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) shall be the sole and exclusive remedy of the other party to the extent set forth in such sections.

SECTION 10.07 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties hereunder and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

SECTION 10.08 Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(d) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) References to any Person include the successors and permitted assigns of that Person.

(h) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) References to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(j) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Fertitta Guarantee.

(a) Obligations. As a condition and inducement to the Company’s willingness to enter into this Agreement, Fertitta hereby absolutely and irrevocably guarantees to the Company, on the terms and subject to the conditions set forth in this Section 10.12, the prompt payment, on demand and in lawful money of the United States, of Parent’s payment obligations under Section 9.03(a), Section 9.03(c) and the second sentence of Section 9.03(d) of this Agreement (the “Obligations”).

(b) Continuing Guaranty. This Section 10.12 is a continuing guaranty of the Obligations and shall remain in full force and effect until the first to occur of (i) the indefeasible payment in full of the Obligations, (ii) the termination of this Agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any Obligation to the Company that survives such termination and (iii) the Effective Time (the “Guarantee Termination”). Upon the Guarantee Termination, this Section 10.12 shall automatically become void and Fertitta shall thereafter have no Liability arising under this Section 10.12. Fertitta understands and agrees that, subject to the immediately preceding two sentences, this Section 10.12 shall be binding upon Fertitta and his successors and assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms and conditions set forth herein.

(c) Nature of Obligations; Change of Obligations.

(i) The Company shall not be obligated to file any claim relating to the Obligations if Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. If any payment to the Company under this Section 10.12 is rescinded or must otherwise be returned for any reason whatsoever, Fertitta shall remain liable under this Section 10.12 with respect to the Obligations as if such payment had not been made. Any circumstance which operates to toll any statute of limitations applicable to Merger Sub or Parent shall also operate to toll the statute of limitations applicable to Fertitta.

(ii) Fertitta authorizes Merger Sub, Parent and the Company, without notice or demand and without affecting Fertitta’s Liability under this Section 10.12, from time to time, to make any change to the terms of this Agreement (other than under this Section 10.12, which shall require Fertitta’s prior written consent) or in any other term of all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any of the documents executed in connection herewith.

(d) Waivers.

(i) Fertitta hereby waives any right he may have to (i) require the Company to proceed against Parent or any other Person liable on the Obligations or to pursue any other remedy in the Company’s power whatsoever, and (ii) have the proceeds of property of Merger Sub, Parent or any other Person liable on the Obligations first applied to the discharge of the Obligations. When making any demand on Fertitta under this Section 10.12 against the Obligations, the Company has the right, but is not required, to make a similar demand on Parent, and any failure by the Company to make any such demand or to collect any payments from Parent will not relieve Fertitta of his obligations or Liabilities under this Section 10.12. The Company may, at its election, exercise any right or remedy it may have against Parent or any other Person without affecting or impairing in any way the Liability of Fertitta, except to the extent the Obligations have been indefeasibly paid.

(ii) Fertitta agrees that, except to the extent the Obligations have been indefeasibly paid, his obligations under this Section 10.12 shall not be released or discharged, in whole or in part, or otherwise affected by: (A) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the Transactions; (B) any change in the scope, time, place or manner of performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other Contract evidencing, securing or otherwise executed in connection with any of the Obligations; (C) the addition, substitution or release of any entity or other Person interested in the Transactions; (D) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the Transactions; (E) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (F) the existence of any claim, set-off or other right which Fertitta may have at any time against Parent, Merger Sub or the Company, other than in connection with the Obligations; (G) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; (H) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Merger Sub or Parent, or any defect in the formation of Merger Sub or Parent; (I) any act or omission by Merger Sub or Parent which directly or indirectly results in or aids the discharge of Parent from any Obligations by operation of Law or otherwise; or (J) any modification of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of the Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Obligations or any part thereof.

(iii) Fertitta hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of his obligations under this Section 10.12 and of the existence, creation or incurring of new or additional obligations, other than notice required by Section 10.02.

(iv) Fertitta hereby waives notice of any action taken or omitted by the Company in reliance on or under this Section 10.12, any requirement that the Company be diligent and prompt in making demands under this Section 10.12, notice of any waiver or amendment of any terms and conditions of this Agreement (other than under this Section 10.12), notice of any default by Merger Sub or Parent or the assertion of any right of the Company under this Section 10.12, and any right to plead or assert any election of remedies in any action to enforce this Section 10.12 in respect of his obligations hereunder.

(e) No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay by the Company in exercising, any of its rights, remedies or powers under this Section 10.12 will operate as a waiver thereof, nor shall any single or partial exercise by the Company of any of its rights, remedies or powers under this Section 10.12 preclude the Company from any other or future exercise of any its rights, remedies or powers. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

(f) Bankruptcy Not Discharge. The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. Subject to the second sentence of Section 10.12(b), the obligations under this Section 10.12 shall continue to be effective or be reinstated, as the case may be, if, and solely to the extent, at any time payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Merger Sub or Parent. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Merger Sub or Parent, whether permanent or temporary, and whether or not assented to by the Company, Fertitta hereby agrees that he shall be obligated under this Section 10.12 to pay the Obligations as set forth in this Section 10.12 in effect on the date hereof. Fertitta understands and acknowledges that by virtue of this Section 10.12, he has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Merger Sub or Parent.

(g) Fertitta’s Understanding With Respect to Waivers. Fertitta acknowledges that (a) he will receive substantial direct and indirect benefits from the Transactions, (b) each waiver set forth in this Section 10.12 is knowingly made in contemplation of such benefits, with Fertitta’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of his own choosing, and (c) under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

(h) Survival of Covenants. All covenants and agreements of Fertitta contained in this Section 10.12 shall survive the execution and delivery of this Agreement and shall be deemed made continuously, and shall continue in full force and effect, until the Guarantee Termination.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA GROUP, INC.
By:
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

FERTITTA MERGER CO.
By:
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.
By:
Name:
Title:

The undersigned hereby agrees to be bound by the provisions of Section 7.10 and Article X of this Agreement.

Tilman J. Fertitta

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

LANDRY’S RESTAURANTS, INC.

The undersigned does hereby certify that:

FIRST: The name of this Corporation is Landry’s Restaurants, Inc. (the “Corporation”).

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is One-Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator; thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment, modification or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, nor, to the fullest extent permitted by the General Corporation Law of the State of Delaware or other applicable law, any modification of law, shall eliminate, reduce or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise. Neither the amendment, modification or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, nor, to the fullest extent permitted by the General Corporation Law of the State of Delaware or other applicable law, any modification of law, shall eliminate, reduce or adversely affect any right to indemnification or advancement of expenses expressly provided by or granted pursuant to this Article EIGHTH.

IN WITNESS WHEREOF, I, the undersigned, do hereby declare and certify that the facts herein stated are true, and accordingly have hereunto set my hand this        day of        20      .